Exhibit 10.4

EDGEWELL PERSONAL CARE COMPANY
EXECUTIVE SEVERANCE PLAN

ARTICLE I.
PURPOSE, INTENT AND TERM OF PLAN

Section 1.01    Purpose and Intent of the Plan. The purpose of the Plan is to make available to Eligible Employees certain compensation and benefits in the event that such employee’s employment with the Company or a Subsidiary is terminated as a result of a Qualifying Termination. The Plan is not intended to be an “employee benefit plan” within the meaning of Section 3(3) of ERISA.

Section 1.02    Term of the Plan. The Plan shall be effective as of the Effective Date and shall continue until terminated pursuant to the provisions set forth herein.

ARTICLE II.
DEFINITIONS

Section 2.01    “Base Salary” shall mean the Participant’s annual base salary, excluding bonus and incentive compensation, in effect as of the date of the Participant’s Qualifying Termination.

Section 2.02    “Board” shall mean the Board of Directors of the Company.

Section 2.03    “Cause” shall mean (i) the failure of an Eligible Employee to make a good faith effort to substantially perform his or her duties (other than any such failure due to the Eligible Employee’s disability) or Eligible Employee’s insubordination with respect to a specific directive of the Eligible Employee’s supervisor or officer to which the Eligible Employee reports directly or indirectly (or the Board if the Eligible Employee reports to the Board); (ii) Eligible Employee’s dishonesty, negligence in the performance of his or her duties hereunder or engaging in willful misconduct, which in the case of any such negligence, has caused or is reasonably expected to result in direct or indirect material injury to the Company or its Subsidiaries; (iii) breach by Eligible Employee of any material provision of any written agreement with the Company or its Subsidiaries or material violation of any Company or its Subsidiary policy applicable to Eligible Employee; or (iv) Eligible Employee’s commission of a crime that constitutes a felony or other crime of moral turpitude or fraud. If, subsequent to Eligible Employee’s termination of employment hereunder for other than Cause, it is determined in good faith by the Company that Eligible Employee’s employment could have been terminated for Cause hereunder, Eligible Employee’s employment shall, at the election of the Company, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

Section 2.04    “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder.

Section 2.05    “Committee” shall mean the Nominating & Executive Compensation Committee of the Board or such other committee appointed by the Board to assist the Company in making determinations required under the Plan in accordance with its terms. The Committee may delegate its authority under the Plan to an individual or another committee.

Section 2.06    “Company” shall mean Edgewell Personal Care Company.

Section 2.07    “Effective Date” shall mean September 23, 2016.

Section 2.08    “Eligible Employee” shall mean any employee of the Company who is listed by name or by title in Appendix I herein, provided that the Plan Administrator may add Eligible Employees from time to time, provided that he or she obtains the consent of the Chief Executive Officer of the Company. If the Plan Administrator wishes to add an Eligible Employee who is a named executive officer of the Company, it will additionally require the approval of the Committee.

Section 2.09    “Employer” shall mean the Company or, if applicable, the Subsidiary that employs the Eligible Employee.

Section 2.10    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

Section 2.11    “Good Reason” shall mean the occurrence of any of the following circumstances:

(i)a material diminution of an Eligible Employee’s base compensation or bonus opportunity;

(ii)a material diminution of the Eligible Employee’s authority, duties, or responsibilities; or

(iii)a change in the principal place of Eligible Employee’s employment to a location more than fifty (50) miles distant from the Eligible Employee’s then current principal place of employment.

Notwithstanding the foregoing, Good Reason will not be deemed to exist unless (i) the Eligible Employee notifies the Company of the existence of the condition giving rise to such Good Reason within 90 days of the initial existence of such condition, (ii) the Company does not cure such condition within 30 days of such notice, and (iii) the Eligible Employee experiences a voluntary Separation from Service within 120 days of the initial occurrence of such condition.
Section 2.12    “Participant” shall mean any Eligible Employee who meets the requirements of Article
III and thereby becomes eligible for Severance Benefits.

Section 2.13    “Plan” means this Edgewell Personal Care Company Executive Severance Plan as set forth herein, and as the same may from time to time be amended.

Section 2.14    “Plan Administrator” shall mean the individual(s) appointed by the Committee to administer the terms of the Plan as set forth herein and if no individual is appointed by the Committee to serve as the Plan Administrator, the Plan Administrator shall be the Chief Human Resources Officer of the Company. Notwithstanding the preceding sentence, in the event the Plan Administrator is entitled to Severance Benefits under the Plan, the Committee or its delegate (who shall not be the Plan Administrator) shall act as the Plan Administrator for purposes of administering the terms of the Plan with respect to the Plan

Administrator. The Plan Administrator may delegate all or any portion of its authority under the Plan to any other person(s).

Section 2.15    “Qualifying Termination” shall mean a Separation from Service of an Eligible Employee either as a result of (i) an involuntary termination of employment of the Eligible Employee without Cause or (ii) a voluntary termination of employment by the Eligible Employee as a result of Good Reason.

Section 2.16    “Release” shall mean a written agreement, in substance and form suitable to the Company, by which a Participant agrees to waive and release the Company and, if applicable, the Employer from all legal claims the Participant may have against the Company and, if applicable, the Employer in exchange for Severance Benefits. The Release shall include the Participant’s written agreement to confidentiality, non-solicitation, non-disparagement and non-competition provisions. Releases are not required to be identical amongst Participants.

Section 2.17    “Separation from Service” shall mean “separation from service” from the Employer, within the meaning of Code Section 409A(a)(2)(A)(i) and the applicable regulations and rulings promulgated thereunder.

Section 2.18    “Severance Benefits” shall mean the benefits that a Participant is eligible to receive pursuant to Article IV of the Plan.

Section 2.19    “Severance Bonus” shall mean the amount paid to the Eligible Employee as an incentive bonus under the short-term incentive plans of the Company or any of its Subsidiaries for the most recently completed fiscal year prior to the fiscal year in which the Qualifying Termination occurs. If the Eligible Employee did not receive such an incentive bonus for the most recently completed fiscal year prior to the fiscal year in which the Qualifying Termination occurs, the Severance Bonus shall be zero.

Section 2.20    “Subsidiary” shall mean any service recipient or employer that is within a controlled group of corporations of the Company as defined in Code Sections 1563(a)(1), (2) and (3) where the phrase “at least 50%” is substituted in each place “at least 80%” appears and any service recipient or employer within trades or businesses under common control as defined in Code Section 414(c) and Treas. Reg. Section 1.414(c)‑2 where the phrase “at least 50%” is substituted in each place “at least 80%” appears, provided, however, that when the relevant determination is to be based upon legitimate business criteria (as described in Treas. Reg. Sections 1.409A‑1(b)(5)(iii)(E) and 1.409A‑1(h)(3)), the phrase “at least 20%” shall be substituted in each place “at least 80%” appears as described above with respect to both a controlled group of corporations and trades or business under common control.

ARTICLE III.
PARTICIPATION AND ELIGIBILITY FOR BENEFITS

Section 3.01    Participation. Each Eligible Employee in the Plan who experiences a Qualifying Termination and who satisfies all of the conditions of Section 3.02 shall be eligible to receive Severance Benefits.

Section 3.02    Release. Eligibility for any Severance Benefits is expressly conditioned upon the Eligible Employee’s execution of the Release within the timeframe set forth in the Release, but no later than sixty (60) days following such employee’s Separation from Service, including the Eligible Employee’s written acceptance of, and written agreement to comply with, the confidentiality, non‑solicitation, non-disparagement and non‑competition provisions set forth in the Release. To the extent permitted in

Section 4.03, eligibility for any Severance Benefits also is expressly conditioned upon the Eligible Employee’s written agreement that authorizes the deduction of amounts owed to the Employer prior to the payment of any Severance Benefits (or in accordance with any other schedule as the Plan Administrator may, in its sole discretion, determine to be appropriate). If the Plan Administrator notifies a Participant that repayment of all or any portion of the Severance Benefits received under the Plan is required, such amounts shall be repaid within thirty (30) calendar days after the date the written notice is sent. Any remedy under this Section 3.02 shall be in addition to, and not in place of, any other remedies, including injunctive relief, that the Company or Employer may have.

Section 3.03    Change in Control Agreement. Notwithstanding any provision to the contrary, no benefits shall be paid to an Eligible Employee pursuant to the terms of this Plan upon the event of a Qualifying Termination to the extent that benefits would otherwise be paid to such Eligible Employee pursuant to the terms of a Change in Control Employment Agreement or similar agreement between such Eligible Employee and the Company or Employer.

ARTICLE IV.
DETERMINATION OF SEVERANCE BENEFITS

Section 4.01    Amount of Severance Benefits Upon Qualifying Termination. An Eligible Employee who experiences a Qualifying Termination shall, subject to the terms of this Plan, be entitled to the following benefits:
(a)Lump‑Sum Severance. A lump‑sum severance benefit in the amount set forth in Appendix I, which such amount shall be determined in accordance with such Eligible Employee’s title upon the occurrence of the Qualifying Termination.

(b)Accrued Paid-Time Off. A lump-sum severance benefit equal to the accrued but unpaid paid-time off available to the Eligible Employee under the Company’s paid-time off policy in effect on the date of the Qualifying Termination.

(c)Group Health Plan Benefits. If an Eligible Employee is participating in a group health plan at the time of his or her Qualifying Termination, an additional lump‑sum severance benefit in an amount equal to (1) 1.5 times the full monthly premium cost (employer plus employee) in effect at the time of the Qualifying Termination for the level of coverage in effect for such Eligible Employee and his or her dependents, as applicable, on such date, multiplied by (2) the Applicable Monthly Period. The Applicable Monthly Period shall be (A) twelve for an Eligible Employee, other than an Eligible Employee who is the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer at the time of his or her Qualifying Termination, (B) twenty-four for the Eligible Employee who is the Chief Executive Officer at the time of his or her Qualifying Termination, and (C) eighteen for the Eligible Employee who is the Chief Operating Officer or Chief Financial Officer as the time of his or her Qualifying Termination.

Section 4.02    Timing and Release. All amounts described in Section 4.01 above shall be paid as soon as administratively practicable following the later of (i) the date of an Eligible Employee’s Qualifying Termination, and (ii) the date such Eligible Employee’s Release becomes effective and irrevocable. Notwithstanding the foregoing, in no event will any amount described in Section 4.01 above be paid later than two and one-half months following the date of an Eligible Employee’s Qualifying Termination. Notwithstanding the foregoing or anything herein to the contrary, any amounts described in Section 4.01 above that become payable with respect to an Eligible Employee who has a Change in Control Employment Agreement with the Company shall be paid in a cash lump sum on the six-month anniversary of the Eligible Employee’s Qualifying Termination, to the extent required to avoid the adverse tax consequences under Code Section 409A.

Section 4.03    Reduction of Severance Benefits. The Plan Administrator reserves the right to make deductions in accordance with applicable law, and to the extent any such deduction would not result in adverse tax consequences under Code Section 409A, for any monies owed to the Employer by the Eligible Employee or for the value of any Employer property that the Eligible Employee improperly retains and fails to return to the Employer.

ARTICLE V.
PLAN ADMINISTRATOR

Section 5.01    Authority and Duties. It shall be the duty of the Plan Administrator, on the basis of information supplied to it by the Employer, to administer the Plan. The Plan Administrator shall have the full and absolute power, authority and discretion to construe, interpret and administer the Plan, to make factual determinations, to correct deficiencies therein and to supply omissions. All decisions, actions and interpretations of the Plan Administrator shall be final, binding and conclusive upon all parties and may not be overturned unless found by a court to be arbitrary and capricious. The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan.

Section 5.02    Records, Reporting and Disclosure. The Plan Administrator or its delegate shall keep a copy of all records relating to the payment of Severance Benefits to Participants and former Participants and all other records necessary for the proper operation of the Plan. All Plan records shall be made available to the Committee, the Company, and to each Participant for examination during business hours, except that a Participant shall be entitled to examine only such records as pertain exclusively to the examining Participant and to the Plan.

ARTICLE VI.
AMENDMENT, TERMINATION AND DURATION

Section 6.01    Amendment, Suspension and Termination. Except as otherwise provided in this Section 6.01, the Board, by action of the Committee, shall have the right, at any time and from time to time, to amend, suspend or terminate the Plan in whole or in part, for any reason or without reason, and without either the consent of or the prior notification to any Participant, by a formal written action. No such amendment shall give the Company the right to recover any amount paid to a Participant prior to the date of such amendment or to cause the cessation of Severance Benefits already approved for a Participant who has executed the Release (and has not revoked his or her agreement to the Release). Any amendment or termination of the Plan must comply with all applicable legal requirements including, without limitation, compliance with Code Section 409A and the regulations and rulings promulgated thereunder, securities, tax, or other laws, rules, regulations or regulatory interpretation thereof, applicable to the Plan.

Section 6.02    Duration. The Plan shall continue in full force and effect until its amendment or termination.

ARTICLE VII.
DUTIES OF THE COMPANY AND THE COMMITTEE

Section 7.01    Records. The Company or Employer, as applicable, shall supply to the Committee all records and information necessary to the performance of the Committee’s duties.

Section 7.02    Payment. The provision of Severance Benefits to Participants shall be made from the Company’s general assets, in accordance with the terms of the Plan.

Section 7.03    Discretion. Any decisions, actions or interpretations to be made under the Plan by the Board, the Committee or the Plan Administrator, acting on behalf of either, shall be made in each of their respective sole discretion, not in any fiduciary capacity and need not be uniformly applied to similarly situated individuals and such decisions, actions or interpretations shall be final, binding and conclusive upon all parties. As a condition of participating in the Plan, the Eligible Employee acknowledges that all decisions and determinations of the Board, the Committee and the Plan Administrator shall be final and binding on the Eligible Employee, the Eligible Employee’s beneficiaries and any other person having or claiming an interest under the Plan on behalf of an Eligible Employee.

ARTICLE VIII.
MISCELLANEOUS

Section 8.01    Non‑Alienation of Benefits. None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor of any Participant, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, plead, encumber or assign any of the benefits or payments that he may expect to receive, contingently or otherwise, under this Plan.

Section 8.02    Notices. All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to the Plan Administrator, as follows: VP, Human Resources, 6 Research Drive Shelton, CT 06484.

Section 8.03    Successors. Any successor to the Company shall assume the obligations under this Plan and expressly agree to perform the obligations under this Plan, subject to the provisions of Article VI.

Section 8.04    Other Payments. Except as otherwise provided in this Plan, no Participant shall be entitled to any cash payments or other benefits under any of the Company’s then‑current severance pay policies or plans for a termination that is covered by this Plan.

Section 8.05    No Mitigation. Except as otherwise provided in Section 4.03, a Participant shall not be required to mitigate the amount of any Severance Benefits provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any Severance Benefits provided for herein be reduced by any compensation earned by other employment or otherwise.

Section 8.06    No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee or any person whosoever, the right to be retained in the service of the Company or its Subsidiaries, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

Section 8.07    Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

Section 8.08    Heirs, Assigns, and Personal Representatives. This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future.

Section 8.09    Headings, Captions and Titles. The titles of the Articles and Sections and the headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan or considered in any respect to affect or modify its provisions, and shall not be employed in the construction of the Plan. Such words in this Plan as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this instrument as a whole and not merely to the subdivision in which said words appear.

Section 8.10    Gender and Number. Where the context admits: words in any gender shall include any other gender and, except where otherwise clearly indicated by context, the singular shall include the plural, and vice‑versa.

Section 8.11    Unfunded Plan. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company or its Subsidiaries that may be applied by the Company or its Subsidiaries to the payment of Severance Benefits.

Section 8.12    Payments to Incompetent Persons. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company and its Subsidiaries, the Committee and all other parties with respect thereto.

Section 8.13    Controlling Law. This Plan shall be construed and enforced according to the laws of the State of Missouri to the extent not superseded by federal law, which shall otherwise control.

Section 8.14    Section 409A. Notwithstanding anything to the contrary in this Plan, if an Eligible Employee is a specified employee as defined in Code Section 409A, any payment hereunder on account of a separation from service may not be made until at least six months after such separation from service, to the extent required to avoid the adverse tax consequences under Code Section 409A. Any such payment otherwise due in such six‑month period shall be suspended and become payable at the end of such six‑month period.